Exhibit 10(a)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of August 29,  2005 among DPL INC., an Ohio corporation (“DPL”), The Dayton Power and Light Company, an Ohio corporation (“DP&L”; and, collectively with DPL, the “Company”) and Joseph R. Boni III (“Mr. Boni”) under the following circumstances:

A.                                   DPL is a holding company headquartered in Dayton, Ohio, having as its principal subsidiary DP&L.

B.                                     The Company, subject to the terms and conditions set forth herein, desires to employ Mr. Boni as Treasurer of the Company.

C.                                     Mr. Boni desires to be employed as the Treasurer of Company subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

Section 1. Employment and Duties.  The Company hereby employs Mr. Boni as Treasurer of the Company and Mr. Boni hereby accepts such employment.  In his capacity as Treasurer of the Company, Mr. Boni shall report directly to the Senior Vice President and Chief Financial Officer of the Company, and shall have the duties customarily performed by a treasurer of a similarly situated company.  In his capacity as Treasurer of the Company, Mr. Boni will be responsible for the Company’s treasury function encompassing all aspects of the Company’s cash and liquidity management, investments and borrowings, bank relationships, tax and payroll, and for recommending and executing the Company’s capital structure requirements.  Mr. Boni shall also perform such other and further duties as may be assigned to him from time to time by the Vice President and Chief Financial Officer, and as are consistent with the position of Treasurer.  During the Term, Mr. Boni shall devote his entire business time and attention to the performance of his duties hereunder and shall use his best efforts to perform his duties hereunder faithfully and efficiently.

Section 2. Term.  Subject to the terms of Section 7 hereof, the term of this Agreement (the “Term”) shall be effective as of August 29, 2005 and shall continue thereafter until terminated in accordance with Section 7.

Section 3. Compensation and Benefits.  Mr. Boni shall receive the following compensation and benefits for his services during the Term.

(a)                                  Base Salary.  Mr. Boni shall receive a base salary at the annual rate of $200,000 or such greater amount as the Compensation Committee of the Board of Directors of DPL (the “Compensation Committee”) may determine from time to time in its sole discretion (the “Base

Salary”), to be paid in installments in accordance with the Company’s customary payroll practices.

(b)                                 Participation in MICP.  For each calendar year during the Term, Mr. Boni shall have the opportunity to receive an annual bonus under the Company’s Management Incentive Compensation Plan (“MICP”), and for each such year Mr. Boni will have the opportunity to earn $70,000 at 100% of the target performance in accordance with the terms of the MICP.  For 2005, the annual bonus under the MICP will be prorated to reflect Mr. Boni’s period of employment during 2005.  Any MICP amounts due for a given year will be paid by April 1 of the following year.

(c)                                  Participation in LTIP.  For each calendar year during the Term, Mr. Boni shall have the opportunity to participate in the Company’s Long Term Incentive Plan (“LTIP”), and for each such year Mr. Boni will have the opportunity to earn $100,000 at 100% of target performance in accordance with the terms of the LTIP.  For 2005, the award under the LTIP will be prorated to reflect Mr. Boni’s period of employment during 2005.  In no event will the LTIP award exceed 200% of Mr. Boni’s target.

(d)                                 Vesting.  Any award earned by Mr. Boni under the LTIP will vest in three equal annual installments of one-third each on December 31st of each year if Mr. Boni is in the employ of the Company on such date, commencing with the year to which the award relates.

(e)                                  DPL’s Executive Stock Ownership Plan.  Subject to the last sentence of this Section 3(e), Mr. Boni will be required to comply with the provisions of DPL’s Executive Stock Ownership Guidelines (the “Guidelines”) which require that Mr. Boni achieve a specified minimum threshold of DPL share ownership within a specified period of time following the effective date of this Agreement and thereafter maintain DPL share ownership at the requisite minimum level.  The minimum threshold of share ownership applicable to Mr. Boni as Treasurer of the Company will be determined under such Guidelines established by DPL’s Board of Directors and communicated to Mr. Boni.  The parties agree that Mr. Boni’s ownership of DPL shares pursuant to this Section 3(e) will only be acquired with proceeds from the LTIP and any proceeds from the MICP in excess of the 100% “target” payout.

(f)                                    Fringe Benefits.  During the Term, Mr. Boni shall be entitled to receive such fringe benefits (including, but not limited to, medical, dental and disability insurance benefits, life insurance benefits and qualified retirement benefits) as are generally made available to other executive level employees of the Company in accordance with the plans, practices, programs and policies of the Company in effect from time to time, including participation in the Company’s Key Employees Deferred Compensation Plan, and 401(k) plan.  In addition, during the Term Mr. Boni shall be entitled to the life insurance benefits currently provided by the Company.

(g)                                 Relocation Expenses.  The Company shall reimburse Mr. Boni for the reasonable expenses incurred in relocating his family and single family residence from a single location in the Cleveland, Ohio area to the Dayton, Ohio area.  In addition, the Company will reimburse Mr. Boni for up to two hundred and seventy (270) days rental for temporary housing in the greater Dayton, Ohio area and for travel between the Dayton, Ohio area and the Cleveland, Ohio area, including reimbursement for mileage (at standard IRS reimbursement rates), airfare and airport parking charges, not to exceed $25,000 in the aggregate.  The Company shall reimburse Mr. Boni for customary real estate commissions incurred in connection with the sale of his current residence in the Cleveland area and for the cost of one appraisal for a residence in the Dayton area.  The Company shall pay Mr. Boni a moving incentive bonus equal to $20,000.  The Company will reimburse Mr. Boni for mileage (at standard IRS reimbursement rates) for driving his 2 cars from the Cleveland, Ohio area to Dayton, Ohio.  Finally, the Company will pay Mr. Boni $5,000 for miscellaneous relocation expenses incurred by the employee (and his family).  To the extent any of the foregoing payments or reimbursements are subject to income taxes or other taxes similar to income taxes, the Company shall pay Mr. Boni an additional amount sufficient to gross him up for the amount of such taxes.  In the event that Mr. Boni terminates his employment for any reason or his employment is terminated by the Company for “Cause” (as defined below) within one year of the date of the relocation, Mr. Boni shall fully reimburse the Company for any payments made by the Company pursuant to this Section 3(g).

Section 4. Vacations.  During the Term, Mr. Boni shall be entitled to paid vacation time of three weeks annually.

Section 5. Expenses.  The Company shall reimburse Mr. Boni for all reasonable out-of-pocket expenses properly incurred by him in connection with the performance of his duties hereunder in accordance with the policies established from time to time by the Company.

Section 6. Withholdings.  The Company may withhold from any amounts payable to Mr. Boni hereunder such federal, state or local taxes or other amounts as the Company shall be required to withhold pursuant to applicable law.

Section 7. Termination.  a)  This Agreement, and Mr. Boni’s employment hereunder, may be terminated: (i) by the Company or Mr. Boni without Cause upon at least 90 days’ prior written notice to the other; and (ii) by the Company for Cause without prior written notice.

(b)                                 In addition, this Agreement and Mr. Boni’s employment with the Company shall automatically terminate upon Mr. Boni’s death or Disability (as hereinafter defined).

(c)                                  Upon the termination of the Agreement for any reason, this Agreement shall forthwith be of no further force and effect (except that the provisions of Sections 3(g) and 8 through 28 shall continue in full force and effect) and there shall be no further liability on the part of either party, other than based upon (i) its obligations under this Agreement arising prior to such termination or (ii) the obligations of such party contained in Sections 3(g) and 8 through 11.

Section 8. Severance Benefits Generally.  Notwithstanding any other provisions of this Agreement to the contrary, upon termination of employment for any reason at any time, the Company shall pay or provide the following amounts and benefits (the “Section 8 Amounts”) to Mr. Boni in compensation for services previously rendered:

(a)                                  the amount of Mr. Boni’s unpaid Base Salary earned through the Date of Termination at the rate in effect at the Date of Termination;

(b)                                 the amounts of any MICP and LTIP awards with respect to any completed period or periods which, pursuant to the MICP or LTIP (as applicable) have been earned by Mr. Boni and vested, but which have not yet been paid to him; and

(c)                                  all other accrued benefits of any kind to which Mr. Boni is, or would otherwise have been, entitled through the Date of Termination.

Section 9. Severance Benefits Prior to a Change of Control.  In the event of a termination of Mr. Boni’s employment prior to a Change of Control, the following provisions shall apply:

(a)                                  Termination for Cause; Death or Disability.  If (i) the Company terminates Mr. Boni’s employment for Cause; or (ii) Mr. Boni’s employment is terminated due to his death or Disability, Mr. Boni shall receive the Section 8 Amounts.

(b)                                 Termination Without Cause. If the Company terminates Mr. Boni’s employment without Cause, Mr. Boni shall receive:

(i) the Section 8 Amounts;

(ii) an amount equal to the sum of (i) 1 year’s Base Salary and (ii) the amount of Mr. Boni’s target MICP bonus for the year of termination; and

(iii) continued coverage under the health benefit plan for executive employees at the same cost and terms as in effect immediately prior to the date of notice until the earlier of (A) the first anniversary of his Termination Date or (B) the date an essentially equivalent and no less favorable benefit is made available to Mr. Boni at substantially similar cost.

(c)                                  Termination by Mr. Boni.  If Mr. Boni terminates his employment for any reason at any time, Mr. Boni shall receive the Section 8 Amounts.

(d)                                 Full Satisfaction.  The foregoing payments and benefits under this Section 9 shall be the Company’s entire obligation to Mr. Boni in the event of a termination of Mr. Boni’s employment not related to a Change of Control, and Mr. Boni will execute a full and unconditional release of any claims which he may have against the Company as a condition to receiving such payment, except for termination pursuant to Section 9(a).

Section 10. Severance Benefits Related to a Change of Control.  In the event of the occurrence of Change of Control, the following provisions shall apply:

(a)                                  Termination For Cause; Resignation Without Good Reason; Death or Disability.  If, within 36 months following a Change of Control, (i) the Company terminates Mr. Boni’s employment for Cause; (ii) Mr. Boni terminates his employment without Good Reason; or (iii) Mr. Boni’s employment is terminated due to his death or Disability, Mr. Boni shall receive the Section 8 Amounts.

(b)                                 Termination Without Cause; For Good Reason.  If, within 36 months following a Change of Control, (i) the Company terminates Mr. Boni’s employment without Cause or (ii) Mr. Boni terminates his employment for Good Reason, Mr. Boni shall receive the following:

(i) the Section 8 Amounts;

(ii) an amount equal to 200% of the sum of (1) Mr. Boni’s annual Base Salary (which Base Salary is computed before deduction for any deferred compensation or other employee deferrals) at the highest of (A) the rate in effect as of Date of Termination, or (B) the rate in effect at the time of the Change of Control, plus (2) the average of the award payments made to him under the MICP for the three years preceding the Date of Termination (or for the number of years he has participated in such plan, if less than three), including any portion of any such payments that Mr. Boni elected to defer to his Standard Deferral Account in the Company’s Key Employees Deferred Compensation Plan;

(iii) the amount of any MICP awards earned with respect to any completed period, but unvested as of the Date of Termination; provided that in the event the Date of Termination precedes the completion of a period in which, pursuant to the MICP, Mr. Boni could have earned compensation thereunder, or in the event the Date of Termination precedes the determination of compensation that he has earned for a completed period under the MICP, then, with respect to each such period, Mr. Boni shall be entitled to an amount equal to the average of the award payments made to him under the MICP for the three years preceding the Date of Termination (or for the number of years he has participated in such plan, if less than three), including any portion of any such payments that he elected to defer to his Standard Deferral Account in the Company’s Key Employees Deferred Compensation Plan;

(iv) the Company shall, at its expense, maintain in full force and effect for Mr. Boni’s continued benefit all life insurance, health and accident, and disability plans in which he was entitled to participate immediately prior to the Date of Termination, or, if more favorable to Mr. Boni, on the date of a prior Change of Control, provided that his continued participation is possible under the terms of such plans and programs.  In the event that the terms of any such plan do not permit Mr. Boni’s continued participation or that any such plan is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide, at its expense, benefits to Mr. Boni that are substantially similar to those that he was entitled to receive under such plan immediately prior to the Date of Termination.  The Company’s obligation under this subsection (iv) shall terminate on the earlier of: (1) the third anniversary of the Date of Termination or (2) the date an essentially equivalent and no less favorable benefit is made available to Mr. Boni at no cost by a subsequent employer. At the end of the applicable period of coverage set forth above, Mr. Boni shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to Mr. Boni.  In the event that because of their relationship to Mr. Boni, members of his family or other individuals are covered by a plan described in this subsection (iv) immediately prior to the Date of Termination, the provisions set forth in this subsection (iv) shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage for Mr. Boni, nothing set forth herein shall obligate the Company to continue to provide coverage which would have ceased even if he had remained an employee of the Company during such period; and

(v) any gross up amount payable under Section 15 hereof.

The Company shall make the foregoing cash payments to Mr. Boni as severance in a lump sum in cash not later than the Date of Termination (or in the case of any payments due under clause (v), if, and to the extent the amount of such payments are not known or calculable as of such due date, as soon as the amount is known and calculable).

(c)                                  Enhanced Disability Protection.  In addition to the Severance Benefits provided in this Section 10, if Mr. Boni’s employment is terminated because of a Disability within thirty-six (36) months following the occurrence of a Change of Control, Mr. Boni shall be entitled to receive benefits under any Company employee salary continuation plan or employee disability insurance plan then in effect in accordance with the then applicable terms thereof; provided that Mr. Boni shall be entitled to receive benefits under any similar plan in effect as of the date of the occurrence of such Change of Control if such plan shall result in a higher amount of benefits being paid to Mr. Boni as a result of the Disability in question.

(d)                                 Notice of Termination.  Any termination of Mr. Boni’s employment subsequent to a Change of Control, unless by Mr. Boni without Good Reason or because of Mr. Boni’s death, shall be consummated by written Notice of Termination given to the other party.  For purposes of this agreement, “Notice of Termination” shall mean a notice given by the Company, or by Mr. Boni with Good Reason, which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment.

(e)                                  Nature of Payments; No Mitigation.  The payments and benefits provided upon termination of employment under this Section 10 shall not be treated as damages, but rather shall be treated as severance compensation to which Mr. Boni is entitled under the terms and conditions provided herein.  Mr. Boni shall not be required to mitigate the amount of any benefit provided under this agreement by seeking other employment or otherwise.

Section 11. Non-Solicitation and Confidentiality.  In consideration of the Company’s entering into this Agreement and as an inducement for it to do so, Mr. Boni agrees as follows:

(a)                                  Non-Solicitation. For a period of two years after termination of Mr. Boni’s employment for any reason, he will not, without the Company’s prior written consent, directly or indirectly, (i) solicit for employment with himself or any firm or entity with which he is associated, any employee of the Company or otherwise disrupt, impair, damage or interfere with the Company’s relationship with its employees, or (ii) solicit for his own behalf or on behalf of any other person(s), any customer of the Company that has purchased goods from the Company at any time in the twelve (12) months preceding his date of termination or that the Company is actively soliciting or has known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the Company or which the Company has known plans to solicit.

(b)                                 Confidentiality.  At all times, Mr. Boni (i) will keep all confidential, nonpublic and/or proprietary information (including, for example, trade secrets, financial information, customer information and business and strategic plans) of the Company (regardless of when he became aware of such information) in strict confidence and (ii) will not, directly or indirectly, use or disclose to any person in any manner any of such information, except to the extent directly related to and required by his performance of the duties assigned to him by the Company.  Mr. Boni will take all appropriate steps to safeguard such information and to protect it against unauthorized disclosure, misuse, loss or theft.  Upon termination of his employment, Mr. Boni will promptly return to the Company, without retaining any copies, all written or computer readable material containing any of such information, as well as all other property and records of the Company, in his possession or control.  For purposes of this Section 11(b), information shall be deemed not to be confidential information if such information becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Mr. Boni.

Section 12. Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Cause” means (a) proven commission of a felony, (b) proven embezzlement, (c) the proven illegal use of drugs, or (d) proven breach of fiduciary duty or responsibility to the Company.  Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to Mr. Boni a copy of a resolution duly adopted by written consent of not less than three-fourths of the number of directors then in office (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard at a meeting of the Board of Directors called and held for that purpose), finding that in the good faith opinion of the Board of Directors he was guilty of conduct set forth above in clauses (a), (b), (c) or (d) of the first sentence of this definition and specifying the particulars thereof in detail.  For purposes of this Section 12, no act or failure to act on Mr. Boni’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

“Change of Control” means the consummation of any Change of Control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any ‘person’ (as such term is defined in Sections 13(d) and 14(d)(2) of the Exchange Act, hereafter, a “Person”) other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof or becomes the official owner, directly or indirectly, of securities of DPL or DP&L representing (A) 25% or more of the combined voting power of the then outstanding securities of DP&L if the acquisition of such beneficial ownership or such tender offer is not approved by the Board of Directors of DPL prior to the acquisition or the commencement of such tender offer or (B) 50% or more of such combined voting power in all other cases; (ii) DPL or DP&L consummates a merger or consolidation, or consummates a ‘combination’ or ‘majority share acquisition’ in which it is the ‘acquiring corporation’ (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the ‘voting power’ of DPL or DP&L or any surviving or new corporation, as the case may be, including ‘voting power’ exercisable on a contingent or deferred basis as well as immediately exercisable ‘voting power’, excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiary(ies) of DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or (iv) those persons serving as directors of DPL or DP&L on the date of this Agreement (the “Original Directors”) and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term ‘Successors’ shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

“Date of Termination” means:

(a)                                  if Mr. Boni’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination;

(b)                                 if Mr. Boni terminates his employment for Good Reason, the date specified in his Notice of Termination; or

(c)                                  if Mr. Boni’s employment is terminated by the Company or by him for any other reason, the date of such termination.

“Disability” means, for the purposes of this Agreement, Mr. Boni’s inability to perform the duties required of him on a full-time basis for a period of six (6) consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by the Company giving him thirty (30) days’ written notice of its intention to terminate his employment by reason thereof, and Mr. Boni’s failure because of physical or mental illness or other physical or mental disability or incapacity to resume the full-time performance of his duties within such period of thirty (30) days and thereafter perform the same for a period of two (2) consecutive months.

“Good Reason” means:

(a)                                  The assignment to Mr. Boni, without his express consent, of any duties inconsistent with the duties of Treasurer and/or written objectives approved by the Company with respect to his position, duties, responsibilities and status with the Company in effect immediately prior to a Change of Control, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change of Control, or his removal from or any failure to re-elect him to any of such positions or offices, except in connection with the termination of his employment for Disability or Cause, or by him other than for Good Reason, or as a result of Mr. Boni’s death,

(b)                                 Failure by the Company to increase Mr. Boni’s annual Base Salary, at the time when salary adjustments were historically made by the Company prior to the Change of Control, by an amount that at least equals on a percentage basis the average percentage increase in his Base Salary during the three (3) full calendar years immediately preceding the Change of Control (or for the number of years he has been employed by the Company, if less than three).

(c)                                  A reduction by the Company of Mr. Boni’s Base Salary as in effect on the date hereof or as the same may be increased from time to time.

(d)                                 Failure by the Company to continue in effect any benefit or compensation plan (including but not limited to the Company’s MICP, Key Employees Deferred Compensation Plan or any other pension, employee stock ownership, life insurance, medical, health and accident, or disability plan) in which Mr. Boni is participating at the time of a Change of Control or plans providing Mr. Boni with substantially similar benefits; or the taking of any action by the Company which would adversely affect Mr. Boni’s participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change of Control; or the failure by the Company to provide Mr. Boni with the number of paid vacation days to which be would then be entitled in accordance with the Company’s vacation policy in effect at the time of the Change of Control.

(e)                                  The relocation of the Company’s principal executive offices to a location outside Montgomery County, Ohio, if at the time of a Change of Control Mr. Boni is based at the Company’s principal executive offices.

(f)                                    The Company’s requiring Mr. Boni to be based anywhere more than fifty (50) miles from the location where he is based at the time of a Change of Control (except for required travel on the Company’s business to an extent substantially consistent with Mr. Boni’s business travel obligations as they existed at the time of a Change of Control); or, in the event Mr. Boni consents to being based anywhere more than fifty (50) miles from such location, the failure by the Company to pay (or reimburse him for) all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify him against any loss (defined as the difference between the actual sale price of such residence after the deduction of all real estate brokerage charges and related selling expenses and the higher of (1) Mr. Boni’s aggregate investment in such residence or (2) the fair market value of such residence as determined by a real estate appraiser designated by him and reasonably satisfactory to the Company realized upon the sale of such residence in connection with any such change of residence.

(g)                                 The Company’s requiring Mr. Boni to perform duties or services which necessitate absence overnight from his place of residence, because of travel involving the business or affairs of the Company, to a degree not substantially consistent with the extent of such absence necessitated by such travel during the period of twelve (12) months immediately preceding a Change of Control.

(h)                                 The failure of the Company to obtain the assumption of this agreement by any successor as provided in Section 14 hereof.

(i)                                     The Company’s termination of Mr. Boni’s employment without satisfying any applicable requirements in connection with termination for Cause or sending a Notice of Termination.

“Person” means any individual, corporation, association, partnership, firm, limited liability company, trust or other entity or enterprise.

Section 13. Rights As Former Employee.  Nothing contained in this agreement shall be construed as preventing Mr. Boni, and shall not prevent him, following any termination of his employment whether pursuant to this Agreement or otherwise, from thereafter participating in any benefit or insurance plans (including, without limitation thereto, any retirement plans) in the same manner and to the same extent that he, as a former employee of the Company, would have been entitled to participate had this agreement not have been entered into.

Section 14. Successors.  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement to expressly and unconditionally assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this agreement and shall entitle Mr. Boni to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason regardless of whether he in fact has done so, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  The foregoing provisions of this Section 14(a) shall not apply to (i) a spin-off or sale of assets, or (ii) a transaction described in item (ii) of the definition of Change of Control above involving only DP&L if in each case DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Mr. Boni’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Mr. Boni should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as he shall have designated by written notice delivered to the Company prior to his death or, failing written notice, to his estate.

Section 15. Gross-Up Payment.  In the event that any payment pursuant to this agreement or any other agreement will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (“Code”) or any successor or similar provision, the Company shall pay Mr. Boni an additional amount (the “Gross-Up Payment”) such that the net amount retained by Mr. Boni after deduction of any Excise Tax on such payments (excluding payments pursuant to this Section 15), and after deduction for any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 15, shall be equal to the amount of such payments (excluding payments pursuant to this Section 15) before payment of any Excise Tax (hereinafter the “Excise Tax Compensation Net Payment”).  For purposes of determining whether any of such payments will be subject to the Excise Tax and the amount of such Excise Tax, any payments or benefits received or to be received by Mr. Boni in connection with a Change of Control or his termination of employment shall be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “excess parachute payments” within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to Mr. Boni such payments or benefits do not constitute parachute payments or excess parachute payments.  For purposes of determining the amount of the Gross-Up Payment, Mr. Boni shall be deemed to pay all federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Mr. Boni’s employment, Mr. Boni shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, an amount necessary so that the total payments hereunder equal the Excise Tax Compensation Net Payment, plus interest on the amount of such repayment at a rate equivalent to the rate described in Section 280G(d)(4) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of his employment, the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.  The Gross-Up Payment shall be paid not later than the Date of Termination or, if and to the extent such payment is not known or calculable as of such date, as soon as the amount is known and calculable.

Section 16. Funding of Master Trust.  Upon a Change of Control, the Company shall immediately transfer to the Amended and Restated Master Trust dated February 1, 1995, as amended (or to an Other Trust as defined in such Trust) previously established to secure the Company’s obligations to participants under various Company deferred and incentive compensation plans, cash in an amount sufficient to fund all payments which would be made to Mr. Boni hereunder if his employment was terminated on the date of the Change of Control under circumstances in which payments under Section 10 hereof would become due and payable to him, including, without limitation, cash in an amount sufficient to fund payments of all future medical, life insurance, accident and disability plans as provided in Section 10 hereof, and the Gross-Up Payment as defined in Section 15 herein, in each case based on reasonable estimates.

Section 17. Legal Fees.  The Company shall reimburse Mr. Boni in full for all legal fees and expenses reasonably incurred by him in enforcing his rights under this Agreement in connection with a termination of his employment.

Section 18. Notices.  All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Company, addressed to the Corporate Secretary of the Company at:

The Dayton Power and Light Company

MacGregor Park

1065 Woodman Drive

Dayton, Ohio 45432

Attention:  Corporate Secretary

and if to Mr. Boni, addressed to Mr. Joseph R. Boni III at the address of his personal residence on file in the Company’s records.  Any party may change the address to which notices to such party are to be directed by giving written notice of such change to the other parties in the manner specified in this Section 18.

Section 19. Parties In Interest. This Agreement is for the sole benefit of the parties and shall not create any rights to any person not a party.  This Agreement is personal and may not be assigned by any party without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties, but on assignment shall, of itself, relieve any party of its obligations hereunder.

Section 20. Entire Agreement.  This Agreement sets forth the entire agreement and understandings of the parties in respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

Section 21. Interpretation.  The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Words used in this Agreement in the singular number shall include the plural, and vice versa, unless the context requires otherwise.  Words of gender used in this Agreement may be read as masculine, feminine or neuter as the context may require.  The terms “this Agreement”, “hereto”, “herein”, “hereby”, “hereof’ and similar expressions refer to this Agreement in its entirety and not to any particular provision or portion of this Agreement.  When a reference is made to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”.

Section 22. Law Governing.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to its conflicts of laws rules.

Section 23. Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 24. Amendment.  Any amendment to this Agreement or any waiver of rights or any consent hereunder shall not be operative unless it is in writing and signed by the party sought to be charged.

Section 25. Equitable Relief.  Mr. Boni acknowledges that the Company may be irreparably injured by any breach of Section 11.  Accordingly, the Company shall be entitled to specific performance and other injunctive relief as remedies for any breach (or threatened breach) of such Section, in addition to all other remedies available at law or in equity.

Section 26. Severability.  If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to another party or circumstance shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by applicable law.

Section 27. Waiver.  The failure or delay on the part of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder. No right or remedy herein conferred upon or reserved to any party is intended to be exclusive of any other right or remedy and all such rights and remedies shall be cumulative.

Section 28. Insurance and Indemnification.  To the extent that Company provides directors and officers liability insurance or similar indemnification for its officers and directors, the Company shall provide the same coverage or indemnification to Mr. Boni, in accordance with and subject to the same terms and conditions.

Section 29. Tax Penalty Avoidance.  The provisions of this Agreement are not intended, and should not be construed, to be legal, business or tax advice.  To ensure compliance with requirements imposed by the IRS, the parties hereto are informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DPL Inc.

By:
James V. Mahoney
Chief Executive Officer

By:
John J. Gillen
Senior Vice President and
Chief Financial Officer

The Dayton Power and Light Company.

By:
James V. Mahoney
Chief Executive Officer

By:
John J. Gillen
Senior Vice President and
Chief Financial Officer

Joseph R. Boni III